Exhibit 99.1

ELECTRONIC ARTS UPDATES FISCAL YEAR 2005 ESTIMATES

REDWOOD CITY, CA – March 21, 2005 – Electronic Arts (NASDAQ: ERTS) today announced revised estimates for the Company’s fiscal year ending March 31, 2005. The changes are primarily the result of lower than expected sales in both North America and in Europe.

The Company now expects fiscal year 2005 net revenue to be between $3.100 and $3.125 billion, as compared to the Company’s previous estimate of between $3.275 and $3.325 billion.

Non-GAAP diluted earnings per share are now expected to be between $1.70 and $1.72 as compared to the Company’s previous estimate of $1.90 to $1.95.

GAAP diluted earnings per share are now expected to be between $1.62 and $1.64 – as compared to the Company’s previous estimate of $1.82 to $1.87.

“These results are clearly disappointing,” said Larry Probst, Chairman and Chief Executive Officer. “While our new releases are performing reasonably well, they have not been able to offset a significant falloff in catalog sales.”

Conference Call

Electronic Arts will host a conference call today, March 21, 2005 at 2:30 pm PT (5:30 pm ET) to discuss this press release. Listeners may access the conference call live through a dial-in number or via webcast (http://investor.ea.com). The live dial-in number is (888) 203-7337, access code 5214026. A dial-in replay of the conference call will be provided until March 28, 2005 at (719) 457-0820, access code 5214026. The webcast archive of the conference call will be available for one year at http://investor.ea.com.

Non-GAAP Financial Measure

Electronic Arts’ estimate of non-GAAP diluted earnings per share excludes the following items from its estimate of GAAP diluted earnings per share, including any related tax effects:

•	Amortization of intangibles

•	Employee stock-based compensation

•	Restructuring and asset impairment charges

•	Charges for acquired in-process technology

•	Other-than-temporary impairment of investments in affiliates

The Company believes that excluding these items is useful for illustrating and explaining operating results and comparisons to prior periods. Management considers this non-GAAP measure in its decision-making to facilitate more relevant operating comparisons.

Forward-Looking Statements

Electronic Arts’ estimates of fiscal 2005 net revenue, GAAP diluted earnings per share and non-GAAP diluted earnings per share contained in this press release are forward-looking statements and are subject to change. These forward-looking statements are preliminary estimates based on current information and are subject to business and economic risks that could cause actual future results to differ materially from the Company’s estimates set forth above. Some of the factors which could cause the Company’s actual results to differ materially from its expectations include the following: sales of the Company’s titles during the remainder of the quarter; the availability of an adequate supply of hardware platforms; the seasonal and cyclical nature of the interactive game segment; timely development and release of the Company’s products; consumer spending trends; competition in the interactive entertainment industry; the Company’s ability to manage expenses during the remainder of the quarter; changes in effective tax rates; adoption of new accounting regulations and standards; potential regulation of the Company’s products in key territories; developments in the law regarding protection of the Company’s products; fluctuations in foreign exchange rates; and other factors described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 and in the Company’s Form 10-Q for the quarter ended December 31, 2004. Electronic Arts expressly disclaims any obligation to, and does not intend to, update these forward-looking statements.

For additional information, please contact:

Tricia Gugler Director, Investor Relations 650-628-7327	Jeff Brown Vice President, Corporate Communications 650-628-7922

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